MAJESTIC OIL & GAS, INC
PO Box 488
Cut Bank, MT 59427
E-Mail: altamont@bresnan.net

Phone: (406) 873-5580	Fax: (406) 873-2835

NEWS RELEASE

MAJESTIC OIL & GAS, INC
Friday, May 04, 2007
CUT BANK, MONTANA	NASD: “MJOG.OB”

MAJESTIC OIL & GAS, INC (the “Company”), a United States Public Company listed on the OTCBB today announced that the Company entered into a Farm-out Agreement with Altamont Oil & Gas, Inc and Numbers, Inc to drill a 10-well natural gas development program. This development program will involve the drilling of 5 wells in the Lake Frances Gas Field and 5 wells in the Williams Gas Field, located in Pondera County, Montana. The Lake Frances Field is located south of Valier, Montana just offsetting the Lake Frances reservoir. The Williams Field is located 7 miles east of the town of Valier, Montana.

The Lake Frances Field was discovered by Altamont Oil & Gas, Inc., in May 2004 by drilling the Altamont/Boucher 27-1 discovery well. This well had Initial Production of 400,000 mcf from the 4th Bow Island at a depth of 2,157’ and shut-in pressure of 230 pounds.

Management conducted a thorough geological and engineering study of information gathered from previous successful drilling programs. From these drilling programs 10 of 11 wells are successful producing gas wells in the Lake Frances Field. The locations for the development program were determined from information gathered from the geological and engineering study. The surveying of each location and the permitting of each drill site with the Montana Board of Oil & Gas is currently being completed. Majestic Oil & Gas, Inc. will receive 100% of the revenues until the drilling and completion costs have been recovered, at which time Majestic Oil & Gas, Inc’s interest will revert to 50%.

Management is confident that, if the results are as anticipated based upon the above, this program has the potential to significantly increase the income of the Company and we look forward to the possibility negotiating additional farm-out agreements after this program is completed.

MAJESTIC OIL & GAS, INC

“Patrick M. Montalban”

Patrick M. Montalban, Chairman of the Board
President & Chief Executive Officer

The matters set forth in this document are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.